Maine & Maritimes Corporation Announces 2010 Second Quarter Earnings Results

PRESQUE ISLE, ME -- (Marketwire - August 12, 2010) - Maine & Maritimes Corporation (NYSE Amex: MAM) reported a consolidated second quarter 2010 basic and diluted net loss of $0.51 per share, or $862,000, compared to second quarter 2009 net loss of $0.25 per share, or $411,000.

Included in the results for the second quarter of 2010 is $554,000 of merger-related transaction costs. Year to date, $1.11 million of merger-related transaction costs have been incurred. In addition, a $378,000 increase in the liability for deferred directors' compensation was recognized in the first quarter of 2010. Net of tax, these costs reduced net income by approximately $332,000 in the second quarter and by approximately $898,000 for the first six months of 2010.

Statistical Highlights:

  Maine & Maritimes Corporation and Subsidiaries Unaudited Earnings Report
        For the Quarters and Six Months Ended June 30, 2010 and 2009
              (in thousands except share and per share amounts)

                               Quarters Ended           Six Months Ended
                                  June 30,                  June 30,
                              2010         2009         2010         2009
                          -----------  -----------  -----------  -----------
Regulated Operating
 Revenues                 $     7,275  $     7,330  $    17,330  $    17,432
Unregulated Operating
 Revenues                          12          354           34          548
                          -----------  -----------  -----------  -----------
Total Operating Revenues  $     7,287  $     7,684  $    17,364  $    17,980
                          ===========  ===========  ===========  ===========

Total Consolidated Net
 (Loss) Income            $      (862) $      (411) $      (189) $       995
                          ===========  ===========  ===========  ===========

Total Basic and Diluted
 (Loss) Income per Common
 Share                    $     (0.51) $     (0.25) $     (0.11) $      0.59
                          ===========  ===========  ===========  ===========

Average Shares
 Outstanding:
Basic                       1,683,274    1,680,574    1,682,937    1,680,137
Diluted                     1,683,274    1,680,574    1,682,937    1,680,810

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Amex: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services, including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles, Director of Communications
and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com